250 Glen Street Glens Falls, NY
Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 745-1976

TO: All Media
DATE: Wednesday, October 17, 2012

Arrow Reports 7% Increase in Quarterly Net Income and Strong Asset Quality Ratios

Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and nine- month periods ended September 30, 2012.  Net income for the third quarter of 2012 was $5.7 million, an increase of $376 thousand or 7.0% from net income of $5.4 million for the third quarter of 2011. Diluted earnings per share (EPS) for the quarter was $0.48, an increase of 6.7% from the comparable 2011 quarter, when diluted EPS was $0.45. Diluted EPS in the 2012 third quarter increased 2.1% from the $.47 diluted EPS for the second quarter of 2012. For the nine-month period ended September 30, 2012, net income was $16.6 million as compared to net income of $16.5 million for the same period in 2011, while diluted EPS was unchanged at $1.38 for the nine-month periods ended September 30, 2012 and 2011. Return on average assets for the third quarter of 2012 was 1.16%, up from 1.11% for the same period last year, and return on average equity for the 2012 third quarter was 13.14%, up from 12.80% for the 2011 third quarter.

Thomas L. Hoy, Chairman and CEO, stated, "Our 2012 earnings results included increases in all categories of noninterest income for the third quarter other than securities gains, reflecting primarily growth in insurance commissions and net gains on the sale of loans. We experienced modest growth in both loan and deposit balances since year-end 2011. More importantly, our key asset quality measurements continue to be excellent and shareholders' equity grew to a record high. We are pleased with these results during this extended and challenging low interest rate environment."

The following list presents highlights of our third-quarter and year-to-date periods:

•
Cash and Stock Dividends: In September 2012 we distributed a 2% stock dividend. All prior period share and per share data have been adjusted accordingly. The cash dividend paid to shareholders in the third quarter of 2012 was $.245 per share, or 3% higher than the cash dividend paid in the third quarter of 2011.

•
Insurance Agencies Operations: Insurance commission income rose from $2.0 million in the third quarter of 2011 to over $2.2 million in the comparable 2012 quarter. For the nine-month periods, insurance commission income rose $944 thousand, or 17.9%, from $5.3 million in 2011 to over $6.2 million in 2012. This growth is primarily attributable to our expansion of insurance agency business. Our most recent acquisition was on August 1, 2011, when we acquired the McPhillips Insurance Agencies, two longstanding property and casualty insurance agencies located in our service area.

•
Asset Quality: Asset quality remained strong at September 30, 2012, as measured by our low level of nonperforming assets and very low level of charge-offs. Nonperforming assets of $7.6 million represented only 0.37% of period-end assets, far below industry averages, although up from our 0.31% of assets ratio as of September 30, 2011. Net loan losses for the third quarter of 2012, expressed as an annualized percentage of average loans outstanding, were 0.04%, an increase of one basis point from the 2011 comparable period.  These asset quality ratios continue to significantly outperform recently reported industry averages.

Overall loan delinquency rates remain very low and, unlike many of our peers, we have not and do not expect to incur significant losses in our existing residential real estate portfolio, even though some borrowers may be experiencing stress due to the continuing weakness in the regional economy.

Our allowance for loan losses amounted to $15.2 million at September 30, 2012, which represented 1.32% of loans outstanding, a decrease of one basis point from our ratio one year earlier and at December 31, 2011.

•
Trust Assets and Related Noninterest Income: Assets under trust administration and investment management at September 30, 2012, rose to $1.1 billion, an increase of $125.5 million, or 13.6%, from the September 30, 2011 balance of $925.7 million.  The growth in balances was generally attributable to a favorable movement within the financial markets between the periods. Income from fiduciary activities rose by $164 thousand, or 3.5%, for the first nine months of 2012, as compared to the 2011 period.

•
Securities Transactions: Securities gains had a much smaller impact on earnings in the 2012 periods than in the 2011 periods. Included in the 2012 results of operations were net securities gains of $39 thousand for the third quarter and $428 thousand for the nine-month period, net of tax, which represented less than $.01 and $.04 per share for the respective periods. Included in the 2011 results of operations were net securities gains of $1.1 million for the second quarter and $1.7 million for the nine-month period, net of tax, which represented $.09 and $.14 per share for the respective periods.

•
FHLB Debt: In the third quarter of last year, we deleveraged our balance sheet by prepaying four of our long-term Federal Home Loan Bank (FHLB) advances totaling $40 million. The prepayment penalties for these higher-costing advances amounted to $989 thousand, net of tax, which is reported as a component of noninterest expense, and represented $.08 per share. No prepayment penalties were incurred during the comparable period in 2012.

•
Balance Sheet Changes: Total assets at September 30, 2012, reached $2.041 billion, an increase of $87.5 million, or 4.5%, from the $1.953 billion balance at September 30, 2011. Our loan portfolio was $1.153 billion, up $32.3 million, or 2.9%, from the September 30, 2011 level, and $21.5 million, or 1.9%, above the level at December 31, 2011. During the first nine months of 2012, we originated over $76.6 million of residential real estate loans. However, for interest rate risk management purposes, we continued to follow the practice we have adopted in recent years of selling most of the residential real estate loans we originate to the secondary market, primarily to a government-sponsored entity, the Federal Home Loan Mortgage Corporation. Therefore, the outstanding balance for our residential real estate loan portfolio at September 30, 2012 is actually lower than our balance at September 30, 2011. We continue to retain servicing rights on the mortgages we sold, generating servicing fee income on these loans. As long-term interest rates continued to decline during 2012, we sold loans during the nine-month period at significantly higher gains than the comparable 2011 period. We experienced an increase in the volume of new automobile loans in the first nine months of 2012.  We also experienced modest growth in our commercial loan portfolio which, combined with the increase in automobile loans, more than offset the decrease in our residential real estate loan portfolio.

•
Net Interest Income: Similar to most institutions within the banking industry, the Company has experienced decreases in its net interest margin in recent periods as a result of operating in this historically low interest rate environment. On a tax-equivalent basis, our net interest income in the third quarter of 2012, as compared to the third quarter of 2011, decreased $14 thousand, or 0.1%. Our tax-equivalent net interest margin fell from 3.43% in the third quarter of 2011 to 3.33% for the third quarter of 2012, although net interest margin for the third quarter of 2012 increased 7 basis points from the 3.26% margin for the second quarter of 2012. Both our yield on earning assets and the cost of our interest-bearing liabilities decreased significantly from the third quarter of 2011 to the third quarter of 2012.  Likewise, our cost of funds in the third quarter of 2012 fell by 46 basis points from 1.16% in the third quarter of 2011 to .70%, while our yield on earning assets in the third quarter of 2012 decreased by 49 basis points from 4.39% in the third quarter of 2011 to 3.90%.

•
Capital: Total shareholders’ equity reached a record high level of $176.3 million at period-end, an increase of $7.7 million, or 4.6%, above the September 30, 2011 balance. Arrow's capital ratios, which were strong at the beginning of 2011, strengthened further during 2011 and through September 30, 2012. At third quarter-end, the Tier 1 leverage ratio at the holding company level was 9.41% and total risk-based capital ratio was 16.45%, up from 9.10% and 16.31%, respectively, at September 30, 2011. The capital ratios of the Company and its subsidiary banks continue to significantly exceed the “well capitalized” regulatory standard, which is the highest category.

•
Peer Group: Many of our key operating ratios have consistently compared very favorably to our peer group, which we define as all U.S. bank holding companies having $1.0 to $3.0 billion in total assets, as identified in the Federal Reserve Bank’s "Bank Holding Company Performance Report" (FRB Report). The most current peer data available in the FRB Report is for the six-month period ended June 30, 2012, in which our return on average equity (ROE) was 12.88%, as compared to 7.83% for our peer group.  Our ratio of loans 90 days past due and accruing, plus nonaccrual loans to total loans was 0.64% as of June 30, 2012, as compared to 2.76% for our peer group, while our annualized net loan losses of 0.05% for the quarter ending June 30, 2012 were well below the peer result of 0.58%.  Our operating results and asset quality ratios have withstood the economic stress of recent years much better than most banks in our national peer group.

Mr. Hoy further added, "We continue to believe that our conservative business model which emphasizes a strong capital position, high loan quality, knowledge of our market and responsiveness to our customers has positioned us well for the future. Nonetheless, we, like all banks, face challenges, particularly the threat to earnings posed by the Federal Reserve's determination to maintain interest rates at historically low levels for an extended period of time.

In practically any endeavor, the real test of success is not how one performs in the short-term, but whether results are consistently delivered over time. The total return performance of Arrow common stock has been superior to those of our peers for the past five- and ten-year periods."
In addition, Arrow's commitment to excellence has been acknowledged by four of the most respected organizations in the financial services industry:

•
Bank Director Magazine recognized Arrow Financial Corporation in its third quarter edition as one of the leading financial institutions in the nation based on its profitability, capitalization and asset quality. "Going for Gold: 2012 Bank Performance Scorecard" is available online at bankdirector.com.

•
American Banker Magazine this year ranked Arrow Financial Corporation 11th among a peer group of more than 1,000 institutions. Arrow's three-year average return on equity of 14.75% was more than three times the peer group average return on equity of 4.44%. The article, titled "Simply the Best," can be viewed at americanbanker.com/magazine.

•	Bauer Financial, Inc. has awarded our banks its 5-Star Rating, touting us as "Superior" in regard to capital, asset quality, profitability and other measures of success in the banking industry.

•
And finally, the highly respected independent investment and research firm Stern, Agee & Leach, Inc., reported on October 4, 2012, "The company (Arrow) remains among the Best of Breed in the Northeast due to its ability to generate consistently high returns while maintaining strong credit quality and offering a solid and sustainable yield."

"We believe that teams matter more than individuals," said Mr. Hoy. "Our directors and senior management are very proud of the accomplishments of our dedicated staff, which is a direct result of the service we provide to customers. I want to personally thank our employees, as well as our shareholders, for their loyalty and confidence in our ability to deliver superior performance."

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York.  The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; three property and casualty insurance agencies: Loomis & LaPann, Inc., Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future.  These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication.  The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$13,569	$14,548	$41,155	$44,277
Interest on Deposits at Banks	23	22	80	66
Interest and Dividends on Investment Securities:
Fully Taxable	2,191	3,034	7,309	9,707
Exempt from Federal Taxes	1,385	1,393	4,095	4,394
Total Interest and Dividend Income	17,168	18,997	52,639	58,444
INTEREST EXPENSE
NOW Accounts	675	1,071	2,710	3,763
Savings Deposits	319	483	1,005	1,489
Time Deposits of $100,000 or More	459	659	1,636	1,990
Other Time Deposits	855	1,274	3,075	3,918
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	6	18	17	65
Federal Home Loan Bank Advances	174	696	543	2,998
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	155	144	468	434
Total Interest Expense	2,643	4,345	9,454	14,657
NET INTEREST INCOME	14,525	14,652	43,185	43,787
Provision for Loan Losses	150	175	670	565
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,375	14,477	42,515	43,222
NONINTEREST INCOME
Income From Fiduciary Activities	1,563	1,550	4,786	4,622
Fees for Other Services to Customers	2,097	2,092	6,111	6,065
Insurance Commissions	2,223	1,994	6,219	5,275
Net Gain on Securities Transactions	64	1,771	709	2,795
Net Gain on Sales of Loans	600	219	1,494	437
Other Operating Income	288	255	883	535
Total Noninterest Income	6,835	7,881	20,202	19,729
NONINTEREST EXPENSE
Salaries and Employee Benefits	7,964	7,927	23,661	22,362
Occupancy Expenses, Net	1,779	1,859	5,773	5,671
FDIC Assessments	255	260	766	1,040
Prepayment Penalty on FHLB Advances	—	1,638	—	1,638
Other Operating Expense	2,924	2,919	8,519	8,382
Total Noninterest Expense	12,922	14,603	38,719	39,093
INCOME BEFORE PROVISION FOR INCOME TAXES	8,288	7,755	23,998	23,858
Provision for Income Taxes	2,540	2,383	7,368	7,356
NET INCOME	$5,748	$5,372	$16,630	$16,502
Average Shares Outstanding [1]:
Basic	12,012	11,989	12,004	11,954
Diluted	12,032	12,011	12,022	11,982
Per Common Share:
Basic Earnings	$0.48	$0.45	$1.39	$1.38
Diluted Earnings	0.48	0.45	1.38	1.38
[1] Share and per share data have been restated for the September 27, 2012 2% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	September 30, 2012	December 31, 2011	September 30, 2011
ASSETS
Cash and Due From Banks	$43,990	$29,598	$43,631
Interest-Bearing Deposits at Banks	92,428	14,138	94,159
Investment Securities:
Available-for-Sale	425,416	556,538	472,340
Held-to-Maturity (Approximate Fair Value of $254,936 at September 30, 2012, $159,059 at December 31, 2011, and $153,131 at September 30, 2011)	244,949	150,688	146,416
Other Investments	4,487	6,722	4,760
Loans	1,152,951	1,131,457	1,120,691
Allowance for Loan Losses	(15,247)	(15,003)	(14,920)
Net Loans	1,137,704	1,116,454	1,105,771
Premises and Equipment, Net	26,645	22,629	20,725
Other Real Estate and Repossessed Assets, Net	834	516	321
Goodwill	22,003	22,003	21,960
Other Intangible Assets, Net	4,543	4,749	4,828
Accrued Interest Receivable	6,510	6,082	6,508
Other Assets	31,006	32,567	31,559
Total Assets	$2,040,515	$1,962,684	$1,952,978
LIABILITIES
Noninterest-Bearing Deposits	$259,943	$232,038	$232,044
NOW Accounts	769,107	642,521	633,857
Savings Deposits	443,053	416,829	419,470
Time Deposits of $100,000 or More	98,215	123,668	128,080
Other Time Deposits	201,143	228,990	235,888
Total Deposits	1,771,461	1,644,046	1,649,339
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	18,042	26,293	47,644
Other Short-Term Borrowings	—	—	2,023
Federal Home Loan Bank Overnight Advances	—	42,000	—
Federal Home Loan Bank Term Advances	30,000	40,000	40,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Accrued Interest Payable	676	1,147	1,210
Other Liabilities	24,022	22,813	24,138
Total Liabilities	1,864,201	1,796,299	1,784,354
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (16,416,163 Shares Issued at September 30, 2012 and 16,094,277 Shares Issued at December 31, 2011 and September 30, 2011)	16,416	16,094	16,094
Additional Paid-in Capital	217,756	207,600	206,880
Retained Earnings	23,697	23,947	21,452
Unallocated ESOP Shares (107,315 Shares at September 30, 2012, and 117,502 shares at December 31, 2011 and at September 30, 2011)	(2,150)	(2,500)	(2,500)
Accumulated Other Comprehensive Loss	(5,693)	(6,695)	(2,805)
Treasury Stock, at Cost (4,274,972 Shares at September 30, 2012, 4,213,470 shares at December 31, 2011, and 4,180,557 shares at September 30, 2011)	(73,712)	(72,061)	(70,497)
Total Stockholders’ Equity	176,314	166,385	168,624
Total Liabilities and Stockholders’ Equity	$2,040,515	$1,962,684	$1,952,978

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011
Net Income	$5,748	$5,594	$5,288	$5,431	$5,372
Transactions Recorded in Net Income (Net of Tax):
Net Gain on Securities Transactions	39	86	303	—	1,069
Net Gain on Sales of Loans	362	324	216	259	132
Reversal of VISA Litigation Reserve	—	178	—	—	—
Prepayment Penalty on FHLB Advances	—	—	—	—	(989)
Share and Per Share Data:[1]
Period End Shares Outstanding	12,034	12,001	11,996	11,999	12,032
Basic Average Shares Outstanding	12,012	11,994	12,005	12,017	11,989
Diluted Average Shares Outstanding	12,032	12,009	12,031	12,024	12,011
Basic Earnings Per Share	$0.48	$0.47	$0.44	$0.45	$0.45
Diluted Earnings Per Share	0.48	0.47	0.44	0.45	0.45
Cash Dividend Per Share	0.25	0.25	0.25	0.25	0.24
Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	$33,332	$55,023	$30,780	$49,101	$32,855
Investment Securities	670,328	682,589	678,474	674,338	646,542
Loans	1,148,771	1,143,666	1,136,322	1,126,452	1,119,384
Deposits	1,701,599	1,733,320	1,683,781	1,668,062	1,554,349
Other Borrowed Funds	68,667	66,022	83,055	101,997	164,850
Shareholders’ Equity	174,069	170,199	167,849	168,293	166,514
Total Assets	1,971,215	1,994,883	1,959,741	1,963,915	1,911,853
Return on Average Assets	1.16%	1.13%	1.09%	1.10%	1.11%
Return on Average Equity	13.14%	13.22%	12.67%	12.80%	12.80%
Return on Tangible Equity[2]	15.50%	15.67%	15.07%	15.22%	15.19%
Average Earning Assets	$1,852,431	$1,881,278	$1,845,576	$1,849,891	$1,798,781
Average Paying Liabilities	1,511,634	1,565,692	1,545,098	1,547,071	1,487,923
Interest Income, Tax-Equivalent	18,168	18,508	18,810	19,179	19,884
Interest Expense	2,643	3,279	3,532	4,022	4,345
Net Interest Income, Tax-Equivalent	15,525	15,229	15,278	15,157	15,539
Tax-Equivalent Adjustment	1,000	975	872	832	887
Net Interest Margin [3]	3.33%	3.26%	3.33%	3.25%	3.43%
Efficiency Ratio Calculation:
Noninterest Expense	$12,922	$12,651	$13,146	$12,455	$14,603
Less: Intangible Asset Amortization	(126)	(127)	(138)	(142)	(136)
Prepayment Penalty on FHLB Advances	—	—	—	—	(1,638)
Net Noninterest Expense	$12,796	$12,524	$13,008	$12,313	$12,829
Net Interest Income, Tax-Equivalent	$15,525	$15,229	$15,278	$15,157	$15,539
Noninterest Income	6,835	6,808	6,559	6,199	7,881
Less: Net Securities Gains	(64)	(143)	(502)	—	(1,771)
Net Gross Income	$22,296	$21,894	$21,335	$21,356	$21,649
Efficiency Ratio	57.39%	57.20%	60.97%	57.66%	59.26%
Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	$176,314	$171,940	$168,466	$166,385	$168,624
Book Value per Share	14.65	14.33	14.04	13.87	14.01
Intangible Assets	26,546	26,611	26,653	26,752	26,788
Tangible Book Value per Share [2]	12.45	12.11	11.82	11.64	11.79
Capital Ratios:
Tier 1 Leverage Ratio	9.41%	9.09%	9.10%	8.95%	9.10%
Tier 1 Risk-Based Capital Ratio	15.20%	15.08%	14.84%	14.71%	15.06%
Total Risk-Based Capital Ratio	16.45%	16.34%	16.10%	15.96%	16.31%
Assets Under Trust Administration and Investment Management	$1,051,176	$1,019,702	$1,038,186	$973,551	$925,671

1Share and Per Share Data have been restated for the September 27, 2012 2% stock dividend.
2Tangible Book Value and Tangible Equity exclude intangible assets from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.
3Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets.  This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	9/30/2012	12/31/2011	9/30/2011
Loan Portfolio
Commercial Loans	$100,423	$99,791	$97,031
Commercial Construction Loans	27,265	11,083	8,642
Commercial Real Estate Loans	235,181	232,149	228,608
Other Consumer Loans	6,857	6,318	6,080
Consumer Automobile Loans	343,230	322,375	315,225
Residential Real Estate Loans	439,995	459,741	465,105
Total Loans	$1,152,951	$1,131,457	$1,120,691
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$15,211	$14,920	$14,820
Loans Charged-off	170	251	135
Less Recoveries of Loans Previously Charged-off	56	54	60
Net Loans Charged-off	114	197	75
Provision for Loan Losses	150	280	175
Allowance for Loan Losses, End of Quarter	$15,247	$15,003	$14,920
Nonperforming Assets
Nonaccrual Loans	$6,088	$4,528	$4,265
Loans Past Due 90 or More Days and Accruing	150	1,662	826
Loans Restructured and in Compliance with Modified Terms	518	1,422	601
Total Nonperforming Loans	6,756	7,612	5,692
Repossessed Assets	37	56	40
Other Real Estate Owned	797	460	281
Total Nonperforming Assets	$7,590	$8,128	$6,013
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.04%	0.07%	0.03%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.05%	0.10%	0.06%
Allowance for Loan Losses to Period-End Loans	1.32%	1.33%	1.33%
Allowance for Loan Losses to Period-End Nonperforming Loans	225.68%	197.10%	262.14%
Nonperforming Loans to Period-End Loans	0.59%	0.67%	0.51%
Nonperforming Assets to Period-End Assets	0.37%	0.41%	0.31%
Nine-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$15,003		$14,689
Loans Charged-off	604		523
Less Recoveries of Loans Previously Charged-off	178		189
Net Loans Charged-off	426		334
Provision for Loan Losses	670		565
Allowance for Loan Losses, End of Year	$15,247		$14,920
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Annualized	0.05%		0.04%
Provision for Loan Losses to Average Loans, Annualized	0.08%		0.07%